SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
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THE FIRST AMERICAN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2004

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at 2:00 p.m., Pacific Time, on Thursday, May 13, 2004, at the executive offices of The First American Corporation, located at 1 First American Way, Santa Ana, California. We have included a map and directions to our executive offices on the inside back cover of the proxy statement.

With this letter, we are including the notice for the Annual Meeting, the proxy statement, the proxy card and our 2003 annual report. We have written our proxy statement in jargon-free “plain English.” We hope you find its simplified format helpful and we welcome your comments.

We have made arrangements for you to vote your proxy over the Internet or by telephone, as well as by mail with the traditional proxy card. The proxy card contains instructions on these methods of voting.

Your vote is important. Whether or not you plan on attending the Annual Meeting on May 13, we hope you will vote as soon as possible.

Thank you for your ongoing support of and continued interest in The First American Corporation.

Parker S. Kennedy

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 13, 2004

The Annual Meeting of Shareholders of The First American Corporation, a California corporation, will be held at 2:00 p.m., Pacific Time, on Thursday, May 13, 2004, at the executive offices of The First American Corporation, located at 1 First American Way, Santa Ana, California, for the following purposes:

1.	To elect 13 persons to serve on our board of directors for the next year.

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 24, 2004, are entitled to notice of the meeting and an opportunity to vote.

It is hoped that you will be present at the meeting to vote in person. However, if you are unable to attend the meeting and vote in person, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the questions and answers commencing on page 2 of the proxy statement and the instructions on the proxy card.

Mark R Arnesen

Secretary

Santa Ana, California

March 31, 2004

PROXY STATEMENT

Solicitation of Proxies by the Board of Directors

Our board of directors is soliciting proxies from holders of our common shares for use at the annual meeting of our shareholders to be held on May 13, 2004, at 2:00 p.m., Pacific Time. The meeting will be held at the executive offices of The First American Corporation, located at 1 First American Way, Santa Ana, California. We have included a map and directions to our executive offices on the inside back cover of the proxy statement for your convenience.

The approximate date on which this proxy statement and the enclosed proxy card, notice of annual meeting, chairman’s letter and 2003 annual report will be first mailed to our shareholders is April 7, 2004.

The Securities and Exchange Commission requires portions of certain documents to be written in “plain English.” The “plain English” rules set forth guidelines for preparing written documents without using confusing legal and technical language. Although the SEC rules do not require proxy statements to be written in “plain English,” we have decided to write parts of our proxy statement that way. We want you to have access to information about us in a direct and understandable way. We feel there is no need to sort through complex legal language that adds little to an understanding of who we are and where we are headed.

In furtherance of this goal, the remainder of this proxy statement has been divided into three sections. You should read all three sections.

I.	Questions and answers: This section provides answers to a number of frequently asked questions.

II.	Proposals to be voted on: This section provides information relating to the proposals to be voted on at the shareholders’ meeting.

III.	Required information: This section contains information that is required by law to be included in this proxy statement and which has not been included in Sections I or II.

I.    QUESTIONS AND ANSWERS

Why have I been sent these proxy materials?

Our board of directors has sent you this proxy statement and the accompanying proxy card to ask for your vote, as a shareholder of First American, on certain matters that will be voted on at the annual meeting.

What matters will be voted on at the meeting?

•	the election of 13 individuals to serve as directors of our company for the next year; and

•	any other business properly raised at the meeting.

At the time this proxy statement was printed, our board of directors did not know of any other matters to be voted on at the annual meeting.

Who may attend the annual meeting?

All shareholders of First American.

Who is entitled to vote?

Shareholders of record as of the close of business on March 24, 2004, the record date, or those with a valid proxy from a bank, brokerage firm or similar organization that held our shares on the record date.

Who is a shareholder of record?

A shareholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

How many shares are entitled to vote at the meeting?

As of the record date 79,275,249 of our common shares, par value $1.00 per share, were issued, outstanding and entitled to vote at the meeting.

How many votes do I have?

Each common share is entitled to one vote. However, if cumulative voting applies for the election of directors, you will be entitled to cast more than one vote for each nominee.

How many votes are needed to elect each director?

Those candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, will be elected directors.

What does it mean to cumulate a vote?

In elections for directors, California law provides that a shareholder, or his or her proxy, may cumulate votes. That is, each shareholder has a number of votes equal to the number of shares owned, multiplied by 13 (the number of directors to be elected), and the shareholder may cumulate such votes for a single candidate, or distribute such votes among as many candidates as he or she deems appropriate. However, a shareholder may cumulate votes only for a candidate or candidates whose names have been properly placed in nomination prior to the voting, and only if the shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes for the candidates in nomination. Unless you give different instructions, your proxy gives discretionary authority to the appointees to vote your shares cumulatively. Cumulative voting does not apply to any proposal other than the election of directors.

Who are the board nominees?

The 13 nominees are:

Gary J. Beban	Lewis W. Douglas, Jr.	Frank E. O’Bryan	Virginia M. Ueberroth
J. David Chatham	Paul B. Fay, Jr.	Roslyn B. Payne
Hon. William G. Davis	D. P. Kennedy	D. Van Skilling
James L. Doti	Parker S. Kennedy	Herbert B. Tasker

All of the nominees are currently board members. See pages 7 through 9 for biographical information regarding the nominees.

How do I vote?

You can vote on matters that properly come before the meeting in one of four ways:

You may vote by mail.

You do this by signing and dating the proxy card and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote by telephone.

You do this by following the instructions accompanying the proxy card. If you vote your proxy by telephone, you do not have to mail in your proxy card. Some shareholders may not be able to vote their proxy by telephone.

You may vote on the Internet.

You do this by following the instructions accompanying the proxy card. If you vote your proxy on the Internet, you do not have to mail in your proxy card. Some shareholders may not be able to vote their proxy on the Internet.

You may vote in person at the meeting.

You can vote in person at the meeting. However, if you hold your shares in street name (in the name of a bank, broker or some other nominee), you must request and receive a legal proxy from the record owner prior to the meeting in order to vote at the meeting.

What happens if I sign and return my proxy card, but don’t mark my votes?

D. P. Kennedy, Parker S. Kennedy or Kenneth D. DeGiorgio, our chairman emeritus, chairman of the board and general counsel, respectively, will vote your shares in their discretion as proxies.

Can I revoke my proxy?

You have the power to revoke your proxy at any time before the polls close at the meeting. You may do this by:

•	signing and returning another proxy with a later date;

•	submitting written notice of your revocation to our secretary at our mailing address on the cover page of this proxy statement;

•	voting your proxy by telephone or on the Internet (only your latest proxy is counted); or

•	voting in person at the meeting.

What happens if my shares are held under the name of a brokerage firm?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under New York Stock Exchange rules to vote customers’ unvoted shares on certain “routine” matters, including the election of directors. If you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting. You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

Who will count the votes?

An employee of First American will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What constitutes a “quorum?”

A “quorum” refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. A majority of the outstanding common shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Abstentions and broker nonvotes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not otherwise affect proposals voted upon. Without a quorum, no business may be transacted at the annual meeting. However, whether or not a quorum exists, a majority of the voting power of those present at the annual meeting may adjourn the annual meeting to another date, time and place.

What is a “broker nonvote” and how is it treated?

A “broker nonvote” occurs with respect to a proposal to be voted on if a broker or other nominee does not have the discretionary authority to vote shares and has not received voting instructions from the beneficial owners with respect to such proposal. Broker nonvotes are treated as present for purposes of establishing the presence or absence of a quorum, but will not otherwise affect the outcome of the votes on proposals acted upon at the meeting.

What percentage of stock do the directors and executive officers own?

Together, they owned approximately 6.1% of our common shares as of the record date. See pages 10 through 12 for more details.

When are shareholder proposals for our next annual meeting due in order to be included in the proxy statement?

We will consider proposals submitted by shareholders for inclusion in the proxy statement for the annual meeting to be held in 2005 if they are received no later than December 8, 2004. See page 30 for more details.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of shareholders, proxy statement and form of proxy, and the solicitation of the proxies?

First American.    We will also pay brokers and other nominees for the reasonable expenses of forwarding solicitation materials to their customers who own our common shares.

Who may solicit proxies?

In addition to this proxy statement, our directors, officers and other regular employees may solicit proxies. None of them will receive any additional compensation for such solicitation. Morrow & Company, Inc., 445 Park Avenue, New York, New York 10022, has been engaged by the company to solicit proxies at an estimated cost of $6,000 plus reimbursement of reasonable expenses.

How will solicitors contact me?

People soliciting proxies may contact you in person, by mail, by telephone, by e-mail or by facsimile.

Does the board of directors have any recommendations with respect to the listed proposals?

The board of directors recommends that you vote “FOR” the slate of director candidates proposed in this proxy statement.

Who are the largest principal shareholders outside of management?

The following table lists as of the record date the persons or groups of shareholders who are known to us to be the beneficial owners of 5% or more of our common shares. The information regarding beneficial owners of 5% or more of our common shares was gathered by us from the filings made by such owners with the SEC and/or from informal sources. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned. This table does not include shares beneficially owned by our directors and officers and entities controlled by them. See the table headed “Security Ownership of Management” on pages 10 through 12 for that information.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Fidelity Management Trust Company	9,690,778	(1)	12.2%

(1)	The shares set forth in the table are held by Fidelity Management Trust Company as trustee pursuant to The First American Corporation 401(k) Savings Plan. The governing documents require the trustee to vote the shares as directed by the employees for whose benefit the shares are held. Shares for which no direction is received by the trustee from the employees are voted in the same proportions as are the shares for which directions are received. The investment options available to participants in the plan include a “Company Stock Fund,” which invests in our Common shares. In addition, effective December 1, 2001, our Employee Profit Sharing and Stock Ownership Plan, which included individual accounts to which shares of our company acquired by the former trustees of that plan had been allocated (the “ESOP”), was merged into our 401(k) Savings Plan and the shares of our company held in the former plan became held by Fidelity as trustee of the merged plans. Thus, the 401(k) Savings Plan now includes ESOP accounts as well as accounts in the above-mentioned Company Stock Fund. The combined shareholdings in these two funds is what is shown in the table. The employees have the power to direct the trustee to dispose of the shares held for their benefit in the Company Stock Fund. However, the employees do not currently have the power to direct the trustee to dispose of shares held for their benefit in the ESOP accounts. The trustee’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

II.    PROPOSAL

Election Of Directors

Our bylaws require that directors be elected annually and that the number of directors be not less than 9 nor more than 17. By resolution, the board has fixed the number of directors at 13. The 13 persons named below are nominated for election as directors to serve until the next annual meeting or as soon thereafter as their successors are duly elected and qualified.

Votes by the company’s proxy holders will be cast in such a way as to effect the election of all nominees listed below or as many as possible under the rules of cumulative voting. Unless otherwise specified by you in your proxy card, the proxies solicited by our board will be voted “FOR” the election of these nominees. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by the board. The board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

The following list provides information with respect to each person nominated and recommended to be elected by the current board. See the section entitled “Security Ownership of Management,” which begins on page 10, for information pertaining to stock ownership of the nominees. Except for D. P. Kennedy, who is Parker S. Kennedy’s father, there are no family relationships among any of the nominees for director or any of the executive officers of the company. Pursuant to a contract, our company is required to recommend one nominee of Experian Information Solutions, Inc., to our nominating committee as a candidate for election to our board, as long as Experian owns at least 10% of the membership interests in our second tier subsidiary, First American Real Estate Solutions LLC, which owns our information technology businesses. Currently, our company owns 80% of the membership interests in this subsidiary and Experian owns the remaining 20%. Director D. Van Skilling, information about whom is presented in the following table, has been serving as Experian’s nominee. There are no other arrangements or understandings between any nominee and any other person pursuant to which any nominee was or is to be selected as a director. All of the nominees currently are directors of the company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING NOMINEES:

Name	Age	Principal Occupation(s) Since 1999 (arranged by title, company & industry)	Director Since	Directorships Held in Other Public Companies(1)

Gary J. Beban	57	Senior Executive Managing Director CB Richard Ellis, Inc. commercial real estate services	1996	None

J. David Chatham	53	President and Chief Executive Officer Chatham Holdings Corporation real estate development and associated industries	1989	First Advantage Corporation

Hon. William G. Davis(2)	74	Counsel Torys LLP legal services	1992	Magna Entertainment Corp.

Name	Age	Principal Occupation(s) Since 1999 (arranged by title, company & industry)	Director Since		Directorships Held in Other Public Companies(1)

James L. Doti	57	President and Donald Bren Distinguished Chair of Business and Economics Chapman University education	1993		Fleetwood Enterprises, Inc., Remedy Temp, Inc., and Standard Pacific Corp.

Lewis W. Douglas, Jr.	79	Chairman Stanley Energy, Inc. oil exploration	1971	(3)	None

Paul B. Fay, Jr.	85	President The Fay Improvement Company financial consulting and business ventures	1967		Vestaur Securities Inc.

D. P. Kennedy	85	Chairman Emeritus Chairman of the Board (1993-2003) The First American Corporation business information and related products and services	1956		None

Parker S. Kennedy	56	Chairman of the Board and Chief Executive Officer (2003 to present) President (1993 to present) The First American Corporation business information and related products and services	1987		First Advantage Corporation

		Chairman of the Board (1999 to present) President (1989 – 1999) First American Title Insurance Company, a subsidiary of our company title insurance and services

Frank E. O’Bryan	70	Director Chairman of the Board (1997-2003) WMC Mortgage Corporation mortgage lending	1994		Standard Pacific Corp.

Roslyn B. Payne	57	President Jackson Street Partners, Ltd. real estate venture capital and investments	1988		None

D. Van Skilling	70	Private Investor (1999 to present) Chairman and Chief Executive Officer (1996 – 1999) Experian Information Solutions, Inc. information services and solutions for direct marketing and credit industries	1998		Lamson & Sessions Co. and McData Corporation

Name	Age	Principal Occupation(s) Since 1999 (arranged by title, company & industry)	Director Since	Directorships Held in Other Public Companies(1)

Herbert B. Tasker	67	Vice Chairman and Managing Director (1999 to present) Centre Capital Group, Inc. mortgage conduit Executive Vice President (1995 – 1999) Irwin Mortgage Corporation mortgage banker	2002	None

Virginia M. Ueberroth	64	Chairman Ueberroth Family Foundation philanthropy	1988	None

(1)	For these purposes, “Public Company” refers to a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.
(2)	Mr. Davis was the Premier of the Province of Ontario (Canada) from 1971 to 1985.
(3)	Mr. Douglas also was a director of the company from 1961 to 1967.

III.    REQUIRED INFORMATION

Security Ownership of Management

The following table sets forth as of the record date the total number of our common shares beneficially owned and the percentage of the outstanding shares so owned by:

•	each director (and each nominee for director);

•	each named executive officer; and

•	all directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, the shareholders listed in the table are the beneficial owners of the listed shares with sole voting and investment power (or, in the case of individual shareholders, shared power with such individual’s spouse) over the shares listed. Shares subject to rights exercisable within 60 days after the record date are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Shareholders(1)	Number of Common shares	Percent if greater than 1%
Directors
Gary J. Beban	13,972	—
J. David Chatham	31,366	—
Hon. William G. Davis	20,700	—
James L. Doti	28,859	—
Lewis W. Douglas, Jr.	38,020	—
Paul B. Fay, Jr.	96,522	—
D. P. Kennedy(2)(3)	53,264	—
Parker S. Kennedy(2)(3)	3,502,081	4.4%
Frank E. O’Bryan	34,064	—
Roslyn B. Payne(4)	81,630	—
D. Van Skilling(5)	23,079	—
Herbert B. Tasker	13,805	—
Virginia M. Ueberroth(6)	95,272	—

Named executive officers who are not directors
Thomas A. Klemens(3)	231,195	—
Craig I. DeRoy	79,880	—
Gary L. Kermott	147,741	—
Barry M. Sando	81,496	—

All directors, all named executive officers and other executive officers as a group (22 persons)	4,815,905	6.1%

(1)	Of the shares set forth in the table, the following shares are allocated to the individual employee stock ownership sub-accounts of the following individuals under the “ESOP” portion of our company’s 401(k) Savings Plan:

Individual	Shares
D. P. Kennedy	-0-
Parker S. Kennedy	8,669
Thomas A. Klemens	2,618
Craig I. DeRoy	140
Gary L. Kermott	3,643
Barry M. Sando	600

These individuals can direct the ESOP trustee to vote their ESOP shares. However, these individuals do not currently have dispositive power over their ESOP shares. The ESOP shares are held by Fidelity Management Trust Company as trustee of our 401(k) Savings Plan.

The shares set forth in the table include those that the following individuals have the right to acquire within 60 days of March 24, 2004, the record date for this meeting:

Individual	Shares
Gary J. Beban	12,971
J. David Chatham	13,500
Hon. William G. Davis	20,250
James L. Doti	13,500
Lewis W. Douglas, Jr.	20,250
Paul B. Fay, Jr.	6,750
D. P. Kennedy	50,205
Parker S. Kennedy	118,000
Frank E. O’Bryan	20,250
Roslyn B. Payne	20,250
D. Van Skilling	13,500
Herbert B. Tasker	6,750
Virginia M. Ueberroth	20,250

Thomas A. Klemens	101,000
Craig I. DeRoy	73,500
Gary L. Kermott	100,500
Barry M. Sando	71,000

(2)

Of the shares credited to Parker S. Kennedy, chairman of the board, president and chief executive officer of First American, 10,000 shares are owned directly and 3,364,510 shares are held by Kennedy Enterprises, L.P., a California limited partnership of which Parker S. Kennedy is the sole general partner and D. P. Kennedy, Parker S. Kennedy’s father, is one of the limited partners. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of First American without the prior written consent of all of the limited partners. Of the shares held by the partnership, 460,591 are allocated to the capital accounts of Parker S. Kennedy and 2,048,283 are allocated to the capital account of D. P. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who are family members of the Kennedys. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Parker S. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.

(3)	In addition to the shares set forth in the table, 406,215 are held in trust under our pension plan as part of the diversified investment of the trust’s assets. Parker S. Kennedy, Thomas A. Klemens and Mark R Arnesen, executive officers of the company, and D. P. Kennedy serve on a committee of four persons, the majority of which may, under the terms of the trust agreement governing the trust, and subject to applicable law, direct the disposition of the securities held as trust assets. In accordance with California law, those shares are not voted.

(4)	Includes 7,500 shares held by a nonprofit corporation for which Mrs. Payne and her spouse serve as officers and directors. In her capacity as an officer of that corporation, Mrs. Payne has the power, as do certain other officers, to direct the voting and disposition of the shares.

(5)	Includes 1,100 shares held by a nonprofit corporation for which Mr. Skilling serves as a director and officer. In his capacity as an officer, Mr. Skilling has the power, acting alone, to direct the voting and disposition of the shares.

(6)	The shares set forth in the table include 5,000 shares held by a nonprofit corporation whose six-member board of directors is composed of Mrs. Ueberroth and her husband and children. In her capacity as an officer of that corporation, Mrs. Ueberroth has the power, as do certain other officers, to direct the voting and disposition of the shares.

Board and Committee Meetings

Our board of directors held nine meetings during 2003. Each director attended 75% or more of the meetings of the board and the board committees on which the director served, if any. From time to time, our board may act by unanimous written consent as permitted by the laws of the State of California.

Our board of directors has an audit committee. The members of the audit committee are Messrs. Chatham (chairman), Doti, Fay, O’Bryan, Skilling and Tasker. The functions performed by this committee include selecting our independent auditor, directing and supervising investigations into matters within the scope of its duties, reviewing with the independent auditor the plan and results of its audit, reviewing internal auditing procedures and results, and determining the nature of other services to be performed by, and fees to be paid to, the independent auditor. During 2003, our audit committee met 12 times. This committee’s charter is attached to this proxy statement as Appendix “A” and also is posted in the corporate governance section of our Web site at www.firstam.com/investor.

Our board of directors has a compensation committee. The members of the compensation committee are Messrs. Beban, Chatham, Davis, Doti, Douglas (chairman) and Fay. This committee establishes compensation rates and procedures with respect to our senior management and the senior management of our subsidiaries, including bonus awards. During 2003, our compensation committee met five times. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com/investor.

Our board of directors also has a nomination and corporate governance committee. The members of this committee are Messrs. Chatham, Davis (chairman), Douglas and Fay, and Mrs. Ueberroth. This committee is responsible for identifying individuals qualified to become directors of our company; recommending that the board select the nominees identified by the committee for all directorships to be filled by the board or by the shareholders; and developing, recommending to the board and periodically reviewing the corporate governance principles applicable to our company. This committee was established by our board on December 12, 2002, and held three meetings during 2003. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com/investor. The committee is confident that it has adequate perspectives and resources, including the ability to retain any search firm, on the basis of which to assess the need for additional or new directors and for identifying and evaluating potential candidates for nomination to stand for election as directors. Indeed, this is among the primary purposes for which this committee was formed. Accordingly, the committee will not consider nominees recommended by security holders unless our company is legally required to do so, such as by contract with such security holders.

Independence of Directors

Our board has affirmatively determined that each member of the three committees described above is “independent” as that term is defined in the corporate governance rules of the New York Stock Exchange for listed companies and has no relationship with our company falling outside of the independence standards established by our board, which are stated in the excerpt from our corporate governance guidelines attached to this proxy statement as Appendix “B.” Each member of our board, except D. P. Kennedy and Parker S. Kennedy (who are not independent), meets the independence standards set forth in that appendix.

Lead Director

Our board has elected William G. Davis as its lead nonmanagement director. As the lead director, Mr. Davis is responsible for chairing the executive sessions of the nonmanagement directors, which are those directors who are not officers of our company.

Director Attendance at Annual Meetings

Our directors are expected to attend the annual meetings of our shareholders. Twelve of our thirteen directors attended last year’s annual meeting.

Shareholder Communications with Directors

Shareholders and other interested parties may communicate directly with any or all of the nonmanagement directors of our company by writing to such director(s) at the business addresses provided under each director’s name in the corporate governance section of our Web site at www.firstam.com/investor. Directors receiving such communications will respond as such directors deem appropriate in their business judgment, including the possibility of referring the matter to management of our company, to the full board or to an appropriate committee of the board.

The audit committee of our board of directors has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and for the submission by our employees of concerns regarding questionable accounting or auditing matters. Our 24-hour, toll-free hotline is available for the submission of such concerns or complaints at 1-800-589-3259. Employees wishing to remain anonymous or to otherwise express their concerns or complaints confidentially are permitted to do so.

Executive Officers

The following provides information regarding our executive officers.

Name	Position(s) Held	Age
D. P. Kennedy	Chairman Emeritus	85
Parker S. Kennedy	Chairman of the Board, President and Chief Executive Officer	56
Thomas A. Klemens	Senior Executive Vice President, Chief Financial Officer	53
Craig I. DeRoy	Senior Executive Vice President	51
Curt A. Caspersen	Executive Vice President	45
Dennis J. Gilmore	Executive Vice President	45
John M. Hollenbeck	Executive Vice President	42
Gary L. Kermott	Executive Vice President	50
Barry M. Sando	President of our Mortgage Information Segment	44
Kenneth D. DeGiorgio	Senior Vice President, General Counsel	32
Mark R Arnesen	Vice President, Secretary, Corporate Counsel	51

All officers of the company are appointed annually by the board of directors subsequent to its election.

•	D. P. Kennedy, who is Parker S. Kennedy’s father, served as our president from 1963 to 1993 and as our chairman from 1993 to 2003, when he retired as an officer of our company and was designated “chairman emeritus.” He also serves as the vice chairman and director of First American Title Insurance Company, a subsidiary of our company.

•	Parker S. Kennedy, who is D. P. Kennedy’s son, was named chairman and chief executive officer of our company last year and continues to serve as our president, a position he has held since 1993. He served as our executive vice president from 1986 to 1993. He has been employed by our subsidiary, First American Title Insurance Company, since 1977 and became a vice president of that company in 1979 and a director in 1981. During 1983, he was appointed executive vice president of First American Title Insurance Company, and in 1989 was appointed its president. He now serves as its chairman, a position to which he was appointed in 1999.

•	Thomas A. Klemens was named senior executive vice president of our company in 2002 and continues to serve as our chief financial officer, a position he has held since 1993. Mr. Klemens was our executive vice president from 1996 to 2002, served as our vice president from 1993 to 1996, and served as our principal accounting officer from 1992 to 1993. First American Title Insurance Company has employed Mr. Klemens as vice president since 1985, as controller from 1985 to 1993 and as chief financial officer from 1993 to 1998. Mr. Klemens has been a director of First American Title Insurance Company since 1994.

•

Craig I. DeRoy was named senior executive vice president of our company in 2002 and served as our general counsel from 1993 to 2004. Mr. DeRoy was our executive vice president from 1996 to 2002, and served as our vice president from 1993 to 1996. He also serves as vice president of First American

Title Insurance Company, a position he has held since 1993. From 1993 to 1998, he also served as general counsel of First American Title Insurance Company. Mr. DeRoy has been a director of First American Title Insurance Company since 2001.

•	Curt A. Caspersen was named executive vice president of our company in 2000. He has been executive vice president of our subsidiary, First American Real Estate Information Services, Inc., since 1996 and vice president of First American Title Insurance Company since 1993.

•	Dennis J. Gilmore was named executive vice president of our company last year and continues to serve as president of our property information segment, a position he has held since 1998. He established and managed the Lenders Advantage division of our subsidiary, First American Title Insurance Company, from 1993 to 1998 and was employed by our tax service subsidiary from 1988 to 1993.

•	John M. Hollenbeck was named executive vice president of our company in 2000. He has been vice president of our subsidiary, First American Title Insurance Company, since 1989, and has been employed by that company since 1980.

•	Gary L. Kermott has been executive vice president of our company since 1999 and president of First American Title Insurance Company since 1999, and was the latter’s executive vice president from 1996 to 1999 and its chief operating officer from 1997 until becoming president. He has been with our company or a subsidiary in various capacities since 1983.

•	Barry M. Sando serves as president of our mortgage information business segment, which is the second largest, after title insurance, of our seven business segments, a position he has held since1997. He was president of our flood zone certification subsidiary during 1997, served as its executive vice president from 1995 to 1997, and was employed by our tax service subsidiary from 1991 to 1995.

•	Kenneth D. DeGiorgio was named senior vice president and general counsel of our company this year. Mr. DeGiorgio was our vice president and associate general counsel from 2002 to 2004, and served as our regulatory and acquisition counsel from 1999 to 2002. Prior to 1999, he was an associate at a law firm.

•	Mark R Arnesen has been vice president, secretary and corporate counsel of our company and of First American Title Insurance Company since 1992. He has been vice president of First American Title Insurance Company since 1989, and has been employed by that company since 1979.

Executive	Compensation

The table below describes the compensation paid, earned and awarded for the last three years to our chief executive officer, the four other most highly compensated executive officers who were serving at the end of 2003, and a former such officer who retired during that year for all services rendered to our company and its subsidiaries. We sometimes refer to these people in this proxy statement as our “named executive officers.”

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary(1)		Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options	All Other Compensation(4)
D. P. Kennedy Chairman Emeritus (Retired Chairman)	2003 2002 2001	$189,500 400,900 376,400	(5) (5) (5)	$-0- 300,000 425,000	— — —	— — 10,000	$361,866 130,639 187,797	(6) (6) (6)

Parker S. Kennedy Chairman, President and Chief Executive Officer	2003 2002 2001	612,350 550,900 500,904	(7) (7) (7)	2,000,000 1,000,000 850,000	— — —	80,000 80,000 40,000	12,516 12,276 5,626

Thomas A. Klemens Senior Executive Vice President, Chief Financial Officer	2003 2002 2001	496,400 440,450 400,224	(8) (8) (8)	1,709,846 880,000 700,000	— — —	60,000 60,000 25,000	12,276 12,276 5,626

Craig I. DeRoy Senior Executive Vice President	2003 2002 2001	487,850 430,750 390,924		1,709,846 900,000 700,000	— — —	60,000 60,000 25,000	12,276 12,276 5,530

Gary L. Kermott Executive Vice President	2003 2002 2001	487,200 430,900 391,091	(9) (9) (9)	1,809,846 880,000 700,000	— — —	60,000 60,000 25,000	12,276 12,180 5,530

Barry M. Sando(10) President of Mortgage Information Segment	2003 2002 2001	409,150 — —		1,409,846 — —	— — —	50,000 — —	12,120 — —	(10)

(1)	Includes, in addition to regular salary, a fee of $150 for each meeting of the board of directors attended by the named executive officer during the years covered in the table.

(2)	Consists entirely of cash bonuses. Officers of our company and its subsidiaries are also eligible for stock bonus awards pursuant to our stock bonus plan. None of the officers of our company was awarded a stock bonus with respect to services rendered during the years covered in the summary compensation table.

(3)	In the interest of retaining our named executive officers, we and our subsidiaries may have paid or provided certain incidental perquisites and other personal benefits to the named executive officers. However, the expenses incurred by us and our subsidiaries in providing such perquisites and benefits to the named executive officers did not, for any fiscal year covered, exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such year for any of the named executive officers. In accordance with the rules of the SEC, the amounts of such perquisites and benefits are not included in the summary compensation table.

(4)	Consists of the matching contributions made to the named executive officer’s account in our 401(k) Savings Plan during, or with respect to, the covered fiscal year, plus the dollar value of insurance premiums paid by, or on behalf of, us during the covered fiscal year with respect to term life insurance for the benefit of such officer.

(5)	The compensation shown in the “Salary” column of the table for the complete fiscal year 2003 was entirely received by Mr. Kennedy during the six-month period preceding Mr. Kennedy’s retirement on June 30. The compensation shown in this column includes fees totaling $1,000 and $1,400, which were earned by D. P. Kennedy for services he rendered as a director of our subsidiaries during 2003 and 2001, respectively. Mr. Kennedy did not earn such fees during 2002.

(6)	The amounts shown in the last column of the summary compensation table include, for each fiscal year covered, the distributions made to D. P. Kennedy from our pension plan, which were required to be made under provisions of the federal tax laws. For further information, please refer to the section entitled “Pension Plan” below. The compensation shown also includes cash and the value of stock, aggregating $9,948 and $78,456, distributed to Mr. Kennedy during 2002 and 2001, respectively, from his account in our profit sharing plan attributable to contributions made by us and our participating subsidiaries in years prior to those covered in the table and earnings on those contributions. These distributions were required to be made under provisions of the federal tax laws. Mr. Kennedy’s account was fully distributed by the end of 2002. Mr. Kennedy retired from his positions with the Corporation effective June 30, 2003, except that he continues to serve as a director of the Corporation and its principal subsidiary, First American Title Insurance Company, and continues in the position of vice chairman of the board of that subsidiary. Mr. Kennedy’s compensation for 2003 shown in the last column of the Summary Compensation Table includes $106,708 and $54,468 paid pursuant to the Corporation’s Pension Plan and its Executive Supplemental Benefit Plan, respectively. See “Pension Plan” and “Supplemental Benefit Plan” below. Since his retirement on June 30, 2003, Mr. Kennedy has been rendering services to the Corporation and its subsidiaries in the capacity of a consultant, and the last column of the table also includes $187,500 earned by him for such services during 2003. The Corporation provides an office and a secretary to Mr. Kennedy in connection with his performance of such consulting services. The consulting agreement terminates on July 1, 2005.

(7)	The compensation shown in the “Salary” column of the table includes fees totaling $300, which were earned by Parker S. Kennedy for services he rendered as a director of our subsidiaries for 2003. Mr. Kennedy did not earn such fees during 2002 and 2001.

(8)	The compensation shown in the “Salary” column of the table includes fees totaling $ 9,350, $9,550 and $9,300 for 2003, 2002, and 2001, respectively, which were earned by Mr. Klemens for services he rendered as a director of our subsidiaries during those years.

(9)	The compensation shown in the “Salary” column of the table includes fees totaling $450 and $1,000, which were earned by Mr. Kermott for services he rendered as a director of our subsidiaries for 2003 and 2001, respectively. Mr. Kermott did not earn such fees during 2002.

(10)	Barry M. Sando was not deemed an officer of our company prior to 2003. Mr. Sando is the only named executive officer who participated in our company’s deferred compensation plan, discussed below under the heading “Deferred Compensation Plan,” during the years covered in the table. However, no contributions or payments were made to that plan by our company for the benefit of Mr. Sando in excess of the market interest rate determined in accordance with the rules and regulations of the SEC.

Stock Option Grants and Exercises

The following tables provide information with respect to stock options granted to, and exercised and held by, each of the executive officers named in the summary compensation table for fiscal year 2003. All share amounts, values and exercise prices have been adjusted to reflect the three-for-two stock split that occurred on January 15, 1998, and the three-for-one stock split that occurred on July 17, 1998.

Option Grants Table

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted (# of shares)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
D. P. Kennedy	-0-	-0-%	—	—	—	—
Parker S. Kennedy	80,000	4.84%	22.85	2/27/13	1,149,619	2,913,361
Thomas A. Klemens	60,000	3.64%	22.85	2/27/13	862,215	2,185,021
Craig I. DeRoy	60,000	3.64%	22.85	2/27/13	862,215	2,185,021
Gary L. Kermott	60,000	3.64%	22.85	2/27/13	862,215	2,185,021
Barry M. Sando	50,000	3.03%	22.85	2/27/13	718,512	1,820,851

(1)	The option grants disclosed in the table were made on February 27, 2003; however, these grants were intended by the compensation committee to be part of each named officer’s compensation package with respect to the year 2002 and therefore were reported in last year’s proxy statement with respect to D. P. Kennedy, Parker S. Kennedy and Messrs. Klemens, DeRoy and Kermott. These same option grants are again being reported because the SEC’s disclosure rules require that all such grants made during the year 2003 be included in this table regardless of whether or not those grants are deemed by the committee to be compensation for services rendered during that year. Each of the options disclosed in the table is exercisable in 20% equal annual increments commencing February 27, 2004, the first anniversary date of the grant.

(2)	Section 4.2 of the plan pursuant to which the options disclosed in the table were awarded allows the compensation committee discretion to exchange outstanding options for new, lower-priced options, provided that the lower exercise price is not less than the “fair market value,” as defined in the plan, of the shares at the time such new options are granted.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Number of Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(1)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
D. P. Kennedy	39,795	868,566	48,205	14,000	416,198	157,300
Parker S. Kennedy	112,500	2,251,710	94,000	136,000	895,610	1,182,800
Thomas A. Klemens	20,000	323,920	104,000	95,000	1,447,944	808,450
Craig I. DeRoy	75,000	1,575,730	56,500	95,000	380,174	808,450
Gary L. Kermott	—	—	83,500	95,000	954,386	808,450
Barry M. Sando	21,000	379,078	57,000	86,000	498,658	766,760

(1)	Each of the options disclosed in the table is exercisable in 20% equal annual increments commencing on the first anniversary date of the grant.

(2)	The value of each unexercised option is based on the difference between the closing price of our common shares on the New York Stock Exchange on December 31, 2003, which was $29.77, and the adjusted exercise price of such option.

Pension Plan

Annual Pension Benefits

Remuneration (Final Average Pay)(1)	Years of Benefit Service
	5	10	20	30	40	50
$100,000	$4,850	$9,950	$22,150	$34,350	$46,550	$58,750
125,000	6,100	12,513	27,838	43,163	58,488	73,813
150,000	7,350	15,075	33,525	51,975	70,425	88,875
175,000	8,600	17,638	39,213	60,788	82,363	103,938
200,000	9,850	20,200	44,900	69,600	94,300	119,000
225,000	11,100	22,763	50,588	78,413	106,238	134,063
250,000	12,350	25,325	56,275	87,225	118,175	149,125
275,000 or more	13,600	27,888	61,963	96,038	130,113	164,188

(1)	Final average pay is defined as the highest consecutive five-year average “pay,” as defined in the plan, during the 10-year period ending on December 31, 2001.

The above table sets forth estimated annual benefits upon retirement (assuming such benefits will be paid in the form of a life annuity) at various compensation levels and years of service under our pension plans. Subject to certain conditions of age and tenure, all regular employees of the company and participating subsidiaries were eligible to join our qualified pension plan until December 31, 2001. No employees are eligible to join the pension plan after that date.

In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1½% of pay (i.e., salary, plus cash bonuses, commissions and other pay) to the plan. As a result of amendments to the pension plan that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate. As a result of further amendments, which were adopted in 2000, the pension plan has not accepted new participants since December 31, 2001.

A participant generally vests in his accrued benefit attributable to the company’s contributions upon the completion of three years of service or, if earlier, the attainment of normal retirement age while an employee. Normal retirement age is defined under the plan as the later of the employee’s attainment of age 65 or his third anniversary of participation in the plan.

Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity:

•	for years of credited service with the company and its subsidiaries as of December 31, 1994, to 1% of the first $1,000 and 1¼% of remaining final average pay (i.e., the average of the monthly “pay,” as defined above, during the five highest paid consecutive calendar years out of the last 10 years prior to retirement) times the number of years of credited service as of December 31, 1994; and

•	for years of credited service with the company and its subsidiaries after December 31, 1994, to ¾% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service subsequent to December 31, 1994.

•	Effective December 31, 2000, our pension plan was amended to exclude from the calculation of benefits (i) any pay earned after December 31, 2001, and (ii) any service earned after December 31, 2005.

•	Effective December 31, 2002, our pension plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 – 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002.

An employee with at least three years of participation in the plan may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits.

We fund the plan based on actuarial determinations of the amount required to provide the stated benefits. The table is based on retirement at age 65 or later, with contributions having been made by the employee in each year of credited service prior to 1995. The benefits are not subject to deduction for Social Security payments or any other offsets. Currently, D. P. Kennedy, Parker S. Kennedy, Thomas A. Klemens, Craig I. DeRoy, Gary L. Kermott and Barry M. Sando have 55, 27, 18, 10, 21 and 12 years, respectively, of credited service.

The compensation levels shown in the table are less than those set forth in the summary compensation table because the federal tax law limits the maximum amount of pay that may be considered in determining benefits under the tax-qualified pension plan, and our pension restoration plan, which is described below, does not make up for these limits for pay exceeding $275,000. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 in 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to

$170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the pension plan before 1994 is $219,224, and since our pension plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

During 1996, we adopted our pension restoration plan. This plan is an unfunded, nonqualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit. However, in order to limit its expense, the pension restoration plan does not make up for benefit accruals on compensation exceeding $275,000. The pension restoration plan also makes up for benefits that cannot be paid from our pension plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under our pension restoration plan occurs at the same time that vesting occurs for that employee in his or her pension plan benefits. The pension restoration plan is effective as of January 1, 1994, but only covers selected pension plan participants who were employees on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the pension plan was reduced from $235,840 to $150,000. The pension restoration plan excludes pay earned after December 31, 2001, as does the pension plan.

Pursuant to the provisions of the federal tax laws, during 2003, 2002 and 2001, respectively, mandatory distributions totaling $106,708, $108,294 and $103,548 were made to D. P. Kennedy from the pension plan. These amounts are included in the last column of the summary compensation table.

Supplemental Benefit Plan

We maintain an executive supplemental benefit plan which we believe assists us in attracting and retaining highly qualified individuals for upper management positions. The plan provides retirement benefits for, and preretirement death benefits with respect to, certain key management personnel selected by our board of directors. Under the plan, upon retirement at normal retirement date (the later of age 65 or, unless waived by our board of directors, completion of 10 years of service), a participant receives a joint life and 50% survivor annuity benefit equal to 35% of “final average compensation.” “Final average compensation” is the average annual compensation, composed of base salary, plus cash and stock bonuses, for those three calendar years out of the last 10 years of employment preceding retirement in which such compensation is the highest.

The benefit is reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the plan takes into account covered compensation received until age 70, so that the retirement benefit of an executive who retires after normal retirement date is determined as the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been one of our employees, or an employee of one of our subsidiaries, for at least 10 years and, unless waived by our board of directors, covered by the plan for at least five years. A preretirement death benefit is provided consisting of 10 annual payments, each of which equals 50% of final average compensation. Vesting of rights under the plan is accelerated in the event of a “change in control” (as defined in the plan) of our company.

Currently 44 employees, including Parker S. Kennedy, Thomas A. Klemens, Craig I. DeRoy, Gary L. Kermott and Barry M. Sando, have been selected to participate in the plan. The annual benefit payable under the plan to D. P. Kennedy following his retirement is $108,936 and the pro rated portion of such benefit paid to him during 1993 is included in the last column of the summary compensation table. The estimated annual benefits payable under the plan to Parker S. Kennedy, Thomas A. Klemens, Craig I. DeRoy, Gary L Kermott and Barry M. Sando upon retirement at normal retirement age, assuming compound annual increases of 5.0% in the relevant portions of compensation shown above in the summary compensation table, are $687,756, $623,566, $691,881, $757,746 and $866,500, respectively.

The plan is unfunded and unsecured. We purchase insurance, of which we are the owner and beneficiary, on the lives of the plan participants. This insurance is designed to recover, over the life of the plan, our costs incurred with respect to the plan.

Deferred Compensation Plan

Our deferred compensation plan offers to a select group of management and highly compensated employees the opportunity to elect to defer portions of salary, commissions and bonuses. A committee appointed by our board is responsible for administering the plan, which became effective January 1, 1998. We maintain a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect to schedule in-service withdrawals of deferred compensation and the earnings and losses attributable thereto. For all participants who joined the plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in the participant’s first year of participation or $2 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001, are not eligible for any life insurance benefit thereunder. Our company pays a portion of the cost of such life insurance benefits. The plan is unfunded and unsecured.

Change of Control Arrangements

Our supplemental benefit plans and all of our stock option plans (unless our board directs otherwise with respect to our 1997 directors’ stock option plan) call for accelerated vesting of all benefits and options in the event of a change in control of the company. In addition, as part of our efforts to retain key employees, effective November 12, 1999, we entered into agreements with each of the named executive officers and other designated employees to provide for certain benefits in the event they are terminated within three years after a change in control occurs. A “change in control” means any one of the following:

•	a merger or consolidation in which our shareholders end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of our assets or the complete liquidation or dissolution of the company;

•	a change in the composition of our board over a two-year period without the consent of a majority of the directors in office at the beginning of the two-year period; or

•	the acquisition or accumulation by certain persons of at least 25% of our voting securities.

If termination of employment occurs without cause or if the employee terminates employment for “good cause,” we will pay the following benefits in one lump sum within 10 business days:

•	the employee’s base salary through and including the date of termination and any accrued but unpaid bonus;

•	a portion of the employee’s annual bonus prorated through the date of termination;

•	any compensation previously deferred by the employee (other than pursuant to a tax-qualified plan) together with any interest and earnings;

•	accrued and unpaid vacation pay;

•	unreimbursed business expenses;

•	three times the employee’s annual salary in effect immediately prior to the date of termination; and

•	three times the greater of the employee’s highest annual incentive bonus (including cash and stock) during the preceding four fiscal years or the employee’s anticipated bonus for the remainder of the year.

We will also continue to pay the health and welfare benefits for the employee and dependents that were in place immediately prior to the termination for a 24-month period following the date of termination. All cash payments will be on an “after-tax basis” so that the employee will receive benefits without reduction for any excise tax. The change-in-control agreements have an initial term of three years and will be automatically extended for additional one-year periods unless our board or the employee with whom the agreement is entered into gives notice not to extend. In addition, if the employee terminates employment for any reason during the 30-day period following the one-year anniversary of the change of control, the employee will receive all of the benefits described above, except that the multiple of annual salary and bonus would be reduced from three to two.

Directors’ Compensation

During 2003, each director who is not one of our employees, or an employee of a subsidiary, received annual compensation of $20,000, a fee of $1,000 for attending each meeting of the board of directors and $1,000 for attending each committee meeting. Each director who is an employee receives a fee of $150 for attending each meeting of the board. Directors are reimbursed for their expenses incurred in attending meetings of the board and its committees. For fiscal year 2003, nonemployee directors were not awarded options to purchase our common shares.

Codes of Ethics

Last year, our board of directors adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a copy of this code of ethics in the corporate governance section of our Internet Web site at www.firstam.com/investor. Our board also has adopted a broader code of ethics and conduct, applying to all employees, officers and directors, which also has been posted to our Web site at the address stated above.

Corporate Governance Guidelines

In addition to the previously mentioned codes of ethics and committee charters, our board has adopted Corporate Governance Guidelines which have been posted in the corporate governance section of our Web site at www.firstam.com/investor. In addition to stating the standards that our board applies in determining whether or not its members are independent of our company and its management, these guidelines state the qualifications and responsibilities of our directors and describe fundamental aspects of our board and its key committees.

Compensation Committee Interlocks and Insider Participation

During 2003, the compensation committee of our board of directors consisted of Messrs. Beban, Chatham, Davis, Doti, Douglas and Fay. No member of this committee was at any time during 2003 or at any other time an officer or employee of our company, and no member had any relationship with our company requiring disclosure under Item 404 of Regulation S-K. No executive officer of our company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the board of directors or the compensation committee of our company during 2003.

Pursuant to the SEC’s regulations, the following report of the compensation committee on executive compensation, comparative cumulative total return to shareholders graph and accompanying text, and report of the audit committee shall not be deemed to be incorporated by reference into any of our filings under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates future Securities Act or Securities Exchange Act filings in whole or in part by reference.

Report of the Compensation Committee on Executive Compensation

Compensation Policy

The company’s compensation program, which has been endorsed by the compensation committee, is designed to enhance shareholder value by providing that a large part of the executive compensation be related to the company’s performance, as well as to the contribution of each individual officer. The company’s policy is further designed to develop and administer programs that will:

•	attract and retain key executives critical to the company’s long-term success;

•	provide median compensation levels that are competitive with others in the company’s industry;

•	motivate executives to enhance long-term shareholder value; and

•	integrate compensation programs with the company’s annual planning and measurement processes.

The annual bonus programs include a cash bonus program, as well as stock option and stock bonus plans designed to encourage and create ownership and retention of the company’s shares by its key employees.

Responsibilities of the Compensation Committee

The board of directors established the compensation committee in 1979. The committee consists of six independent directors, none of whom is a former or current officer or employee of the company or any of its subsidiaries. The committee reviews and approves the base salaries of the named executive officers of the company, as well as the annual bonus programs, incentive plans and executive benefit plans. The committee, as needed, engages compensation and benefits-consulting firms to assist in the performance of its duties. For the year 2003, the committee analyzed the reasonableness of the compensation paid to the named executive officers. In addition, the committee reviewed information on general compensation trends of related companies. For the purpose of this analysis, the committee used the group of companies whose returns to shareholders compose the peer group index shown in the performance graph below.

The committee also reviewed published compensation surveys for comparative results against First American’s compensation level. It reviewed the compensation of the company’s named executive officers for 2003 and believes that the compensation for all named executive officers is reasonable in view of the company’s performance and industry compensation levels. Measures used for determining the appropriate level of compensation for the named executive officers include competitive position, profit, profit retention (ratio of profits to revenue) and ability to select and develop executive replacement personnel.

CEO Compensation

In December 2002, the committee increased Parker S. Kennedy’s annual base salary to $600,000 from its previous level of $550,000. Mr. Kennedy’s base salary for the year 2003 was, in the opinion of the committee, within the median salary range for chief executive officers in the group of comparable companies. In determining the appropriate salary level, the committee considered the company’s market share, the company’s earnings relative to its competitors and the benefit the company derives from the retention of its chief executive officer.

Reflecting the committee’s commitment to relating a portion of each executive officer’s compensation to the annual results of the company, Parker S. Kennedy received a cash bonus of $2,000,000, representing 333% of his 2003 salary. This bonus was intended to reward Mr. Kennedy for his leadership for the year 2003. In February 2004, Mr. Kennedy also was awarded options to acquire 80,000 common shares for his performance during 2003.

Compensation Committee

Lewis W. Douglas, Jr., Chairman

Gary J. Beban

J. David Chatham

Hon. William G. Davis

James L. Doti

Paul B. Fay, Jr.

Comparative Cumulative Total Return To Shareholders

Since December 3, 1993, our common shares have been listed and trading on the New York Stock Exchange under the trading symbol “FAF.” Previously, our shares were traded on the national over-the-counter market and were designated and quoted on the NASDAQ National Market System under the trading symbol “FAMR.” The following graph compares the yearly percentage change in the cumulative total shareholder return on our common shares, assuming reinvestment of dividends, with the corresponding changes in the cumulative total returns of the Standard & Poor’s 500 Composite Stock Price Index, the Standard & Poor’s Financial Index and a peer group index consisting of the following eight companies, in each case assuming reinvestment of dividends:

•	Chicago Title Corp. (excluding the period following its acquisition by Fidelity National Financial, Inc., on March 20, 2000);

•	Fidelity National Financial, Inc.;

•	LandAmerica Financial Group, Inc.;

•	Old Republic International Corp.;

•	Reliance Group Holdings, Inc. (excluding the period following sale of its title insurance business in 1998 to Lawyers Title Corp., which is part of the LandAmerica Financial Group companies);

•	Stewart Information Services Corp.;

•	Equifax Inc.; and

•	ChoicePoint Inc.

The cumulative total shareholder returns of the peer group of companies have been included in the graph to provide comparisons with other publicly held companies having subsidiaries that transact the business of title insurance and/or information services on a nationwide basis.

*	Adjusted for reinvestment of dividends. Stock price performance shown is not indicative of future price performance.

**	As calculated by Bloomberg Financial Services, to include the reinvestment of dividends.

Report of the Audit Committee

The audit committee of the board of directors reviews the company’s accounting policies and financial reporting and disclosure practices, system of internal controls, audit process and the process for monitoring compliance with laws, regulations and corporate policies. The board adopted a revised written charter for the audit committee on May 8, 2003, a copy of which is attached to this proxy statement as Appendix “A.”

The audit committee has reviewed the company’s audited consolidated financial statements and discussed them with management. The audit committee has discussed with PricewaterhouseCoopers LLP, the company’s independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The audit committee received from PricewaterhouseCoopers the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on the review and discussions noted above, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and be filed with the U.S. Securities and Exchange Commission.

Our board of directors has determined that both Messrs. Chatham and Skilling are audit committee financial experts within the meaning of the SEC’s rules and regulations and that both of them, as well as the other members of the audit committee, meet the requirement of independence established in the New York Stock Exchange Listing Standards. One member of the audit committee, Frank O’Bryan, occupies an office in the building housing the company’s executive offices, which the company owns. Director O’Bryan pays rent for that office at the current market rate. Director O’Bryan makes a jet aircraft that he owns available to certain executive officers of the company for business use, for which he is reimbursed only for the expenses incurred in operating the aircraft during the time it is being used by such executives. Also, Director O’Bryan occasionally makes personal use of a jet aircraft owned by the company for which he reimburses the company at a rate commensurate with the fair market rental value of that aircraft. The other members of the audit committee and the board have concluded that these relationships and transactions are noncompensatory in nature, are not material to the company nor to Director O’Bryan and do not interfere with Director O’Bryan’s exercise of independent judgment.

Audit Committee

J. David Chatham, Chairman

James L. Doti

Paul B. Fay, Jr.

Frank O’Bryan

D. Van Skilling

Herbert B. Tasker

Section 16(a) Beneficial Ownership Reporting Compliance

Rules adopted by the SEC require our officers and directors, and persons who own more than 10% of our issued and outstanding common shares, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Officers, directors and greater-than-ten-percent shareholders are required by the SEC’s rules to furnish us with copies of all such forms they file with the SEC.

Based solely on the review of the copies of the forms received by us, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, during our fiscal year ending December 31, 2003, our officers, our directors and the greater-than-ten-percent beneficial owners that we know of complied with all such filing requirements, except as follows: Due to delay by our company in informing certain officers of the granting of options to them, Parker S. Kennedy, Thomas A. Klemens, Craig I. DeRoy, Gary L. Kermott, Dennis J. Gilmore, Barry M. Sando, Anand K. Nallathambi and Mark R Arnesen were late in reporting the options granted to them in February 2003, and Elizabeth M. Brandon, Curt A. Caspersen, John M. Hollenbeck and Max O. Valdes were late in reporting options granted to them in March 2003 and options granted to them in April 2003. Messrs. Gilmore, Sando and Nallathambi also were late in filing their initial reports of beneficial ownership of our shares at the time they became officers of our company in February 2003, and Mr. Nallathambi inadvertently omitted the shares directly owned by him when he filed his initial report of such ownership, but subsequently amended his initial report to include the shares he owned directly.

Relationship with Independent Accountants

The firm of PricewaterhouseCoopers LLP has been selected by our audit committee as independent accountants to audit our books and accounts, as well as those of certain of our subsidiaries, for the year ending December 31, 2004. This firm has served as our independent accountants since 1954.

A representative of PricewaterhouseCoopers will be present at the meeting. The representative will have the opportunity to make any desired statement and to answer any appropriate questions by the shareholders.

Principal Accountant Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered by our principal independent accountant in the four categories of service set forth in the table below are as follows:

Aggregate fees billed in year	2003	2002
Audit Fees	$1,898,720	$1,596,300
Audit-Related Fees(a)	223,650	577,900
Tax Fees(b)	439,217	919,400
All Other Fees	-0-	-0-

(a)	These fees were incurred primarily for due diligence, controls reviews, Sarbanes-Oxley Act readiness services and agreed-upon procedure reports.

(b)	These fees were incurred for tax advice, compliance and planning.

Our audit committee approved 33% of the audit-related fees and tax fees that were billed in 2003. Approval for the remaining audit-related fees and tax fees that were billed in 2003 was not required as the related services were subject to pre-existing engagement letters. Our audit committee’s policy is to pre-approve all engagements of our independent accountants for nonaudit services. Those engagements for which payment by our company would exceed $25,000 must be pre-approved by a designated member of that committee on an individual basis. Nonaudit services for which payment would not exceed $25,000 are approved on an aggregate basis and the services being provided are reviewed quarterly by the committee. Our audit committee pre-approves all audit services.

Shareholder Proposals

In order for a proposal by you or your fellow shareholders to be included in the proxy statement and form of proxy solicited by our board of directors for our next annual meeting of shareholders, the proposal must be received no later than December 8, 2004. This date assumes that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the date of the current annual meeting. If such an event occurs, we will provide you with notice in our earliest possible quarterly report on Form 10-Q of the date by which such proposals must be received in order to be included in the proxy materials.

If you or your fellow shareholders wish to submit a proposal for consideration at next year’s annual meeting without including the same in the proxy statement and form of proxy solicited by our board of directors, you should inform our secretary no later than February 21, 2005, of your intention to do so. If you wait longer, the holders of the proxies solicited by our board of directors may vote on your proposal(s) at their discretion even if they are not mentioned in the proxy statement and form of proxy solicited by our board.

Appraisal Rights

You are not entitled to appraisal rights in connection with the approval of the proposal to be voted upon at the meeting.

General Information

We will, upon the written request of any person who is a beneficial owner of our common shares on the record date for the annual meeting, furnish without charge a copy of our annual report filed with the SEC on Form 10-K for the year 2003 and will furnish, at a charge of $10, a copy of the exhibits thereto. Such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement.

The board of directors is not aware of any matters to come before the meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the meeting, the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors Mark R Arnesen Secretary

Santa Ana, California

March 31, 2004

Appendix “A”

THE FIRST AMERICAN CORPORATION

AUDIT COMMITTEE CHARTER

I.    PURPOSE

The purposes of the audit committee (the “Committee”) of the Board of Directors (the “Board”) of The First American Corporation (the “Company”) shall include the following:

To provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community with respect to the oversight of:

(a)	The quality and integrity of the Company’s financial statements;

(b)	The Company’s compliance with legal and regulatory requirements;

(c)	The independent auditor’s qualifications and independence; and

(d)	The performance of the Company’s internal audit function and independent auditors.

To prepare the report that Securities and Exchange Commission (“SEC”) rules in effect from time to time require to be included in the Company’s annual proxy statement.

II.    STRUCTURE AND OPERATIONS

Composition and Qualifications

The Committee shall be comprised of three or more members of the Board, each of whom is determined by the Board to be “independent” and “financially literate” under the rules of the New York Stock Exchange (“NYSE”) and the Sarbanes-Oxley Act of 2002. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the Company’s annual proxy statement.

All members of the Committee shall have a working familiarity with basic finance and accounting practices or shall acquire such familiarity within a reasonable period after appointment to the Committee. At least one member of the Committee shall be a “financial expert” as defined by the SEC in connection with Section 407 of the Sarbanes-Oxley Act of 2002. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or any qualified third party.

No member of the Committee shall receive any compensation from the Company other than (i) director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee or another committee of the Board and regular benefits that other directors receive and (ii) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

Appointment and Removal of Committee Members

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the independent directors.

Election of Chairperson

Unless a Chairperson is elected by the full Board, the members of the Committee shall designate a Chairperson by the majority vote of the full Committee membership. The Chairperson shall be entitled to cast a vote to resolve any ties. The Chairperson will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Delegation to Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee consisting of two or more Committee members.

III.    MEETINGS

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its goal to foster open communication, the Committee shall periodically meet separately with each of management, the director of the internal auditing department and the independent auditors to discuss any matters that the Committee or any of these groups believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the Company’s financial statements in a manner consistent with that outlined in Section IV of this Charter. The Chairperson of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically.

All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.    RESPONSIBILITIES AND DUTIES

The following functions shall be the common recurring activities of the Committee in carrying out its purposes. The functions specified in this Section IV are intended as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to its purposes.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate.

In fulfilling its duties, the Committee shall have the authority, and the Company shall provide all necessary funding, to retain outside legal, accounting or other advisors as it deems necessary or prudent.

The Committee shall have access to the Company’s internal audit group, Board, corporate executives and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purposes, the Committee shall have all the authority of the Board that is delegable to the Committee under applicable law.

Notwithstanding the foregoing, the Committee is not responsible for certifying the Company’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditors.

Committee Review of Documents and Reports

The Committee shall review with management and the independent auditors prior to public dissemination the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

The Committee shall review and discuss with management and the independent auditors the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

The Committee shall perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Company’s bylaws and the resolutions or other directive of the Board, including review of any certification required to be reviewed in accordance with applicable law or SEC regulation.

Relationship with Independent Auditor

The Committee shall have the sole authority (subject to shareholder approval if required by law or the Company’s Articles of Incorporation or bylaws) to retain and terminate independent auditors and approve all audit engagement fees and terms.

The Committee shall inform each registered public accounting firm that performs work for the Company that such firm shall report directly to the Committee.

The Committee shall be directly responsible to oversee the work of any registered public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

The Committee shall pre-approve (and shall be solely responsible for the approval of) any significant audit or non-audit engagement or relationship between the Company and the independent auditor.

Notwithstanding the foregoing, Committee pre-approval is not required for non-audit services if: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

The Committee may delegate to one or more of its members the authority to approve in advance all significant audit or non-audit services to be provided by the independent auditor, so long as decisions made pursuant to such delegation of authority are presented to the full Committee at its next scheduled meeting.

Neither the Committee nor any member to whom the authority to approve in advance all significant audit or non-audit services to be provided by the independent auditor shall approve the provision of any of the non-auditing services that are prohibited from being provided contemporaneously with the provision of audit services under Section 201 of the Sarbanes-Oxley Act and Rule 2-01(c)(4) of Regulation S-X (17 CFR 210.2-01(c)(4)).

Review, at least annually, the qualifications, performance and independence of the independent auditor. In conducting its review and evaluation, the Committee should:

(a)	obtain and review a report by the Company’s independent auditor describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) the disclosures required by Independence Standards Board Standard No. 1 with respect to the effect of any relationships between the independent auditor and the Company on the auditor’s independence;

(b)	Ensure the rotation of audit partners as required by applicable law, and consider whether there should be regular rotation of the independent audit firm; and

(c)	Take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

Financial Reporting Process

In consultation with the independent auditors, management and the internal auditors, the Committee shall review the integrity of the Company’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Company; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the Company’s management.

The Committee shall review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

The Committee shall review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditors (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

Legal Compliance / General

The Committee shall, in its discretion, review periodically with counsel any legal matter that could have a significant impact on the Company’s financial statements.

The Committee shall discuss with management and the independent auditors the Company’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Committee shall set clear policies regarding the hiring of employees or former employees of the independent auditors. At a minimum, these policies should provide that:

(a)	any registered public accounting firm may not provide audit services to the Company if the CEO, controller, CFO, chief accounting officer or any person serving the Company in a financial reporting oversight role (as defined in Rule 2.01(c)(2)(iii)(B) of Regulation S-X) was employed by the registered public accounting firm and participated in the audit of the Company within one year of the commencement of the current audit (as defined in Rule 2.01(c)(2)(iii)(B)(3) of Regulation S-X); and

(b)	the Company shall not hire any person into a position which permits such person to exercise significant authority over accounting or financial reporting if such person has participated in an audit engagement for the Company within the previous 12 months of being hired and held responsibility, with respect to the audit engagement, requiring such person to exercise significant judgment in the audit process, including positions where such person was in charge of the fieldwork, up through positions where such person was a partner on the engagement.

The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Reports

The Committee shall prepare the reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and SEC regulations.

The Committee shall report regularly to the full Board including:

(a)	with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function;

(b)	with respect to issues discussed at meetings of the Committee as the Committee deems appropriate; and

(c)	with respect to such other matters as the Committee may deem relevant to the discharge of its responsibilities.

The Committee shall provide the Board with such recommendations as the Committee may deem appropriate. Reports to the Board may take any form, including an oral report by the Chairperson or any other member of the Committee designated by the Committee to make such report.

Annual Performance Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, from time to time, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or advisable. The Committee shall conduct such evaluations and reviews in the manner that it deems appropriate.

Appendix “B”

Standards Adopted by the Board of

The First American Corporation to Assist in Determining

Director Independence

The above-mentioned standards are set forth in the following excerpts from the Corporate Governance Guidelines adopted by our board:

5.	Standards for Determining Whether a Member of the Board is Independent

The Board shall affirmatively determine whether a particular director is independent of the Company and its management. In making such a determination, no member of the Board will be considered independent who:

Employees and other Individuals Receiving Compensation from the Company

•	is or has been within the last three years an employee of the Company or any of its subsidiaries, other than an interim Chairperson, President or chief executive officer of the Company or any of its subsidiaries;

•	has a living immediate family member (as defined in paragraph 9 below) that is or has been within the last three years an executive officer of the Company;

•	receives or has received within the last three years more than $100,000 per year in direct compensation from the Company, other than (i) director and committee fees, (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (iii) compensation for service as an interim Chairperson, President or chief executive officer of the Company or any of its subsidiaries;

•	has a living immediate family member that receives or has received within the last three years more than $100,000 per year in direct compensation from the Company, other than (i) director and committee fees, (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (iii) compensation for service as an employee of the Company or any of its subsidiaries in a non-executive capacity;

Auditors

•	is, is affiliated with or is employed by a present auditor of the Company or any Company Affiliate (as defined in paragraph 9 below);

•	is, is affiliated with or is employed by a former auditor of the Company;

•	has an immediate family member that is, is affiliated with or is employed in a professional capacity by a present auditor or former auditor of the Company or any Company Affiliate;

•	within the last three years was, was affiliated with or was employed by a present auditor or former auditor of the Company or any Company Affiliate;

•	has an immediate family member that within the last three years was, was affiliated with or was employed in a professional capacity by a present auditor or former auditor of the Company or any Company Affiliate;

Interlocking Directorates

•	is, or within the last three years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director as an executive officer;

•	is, or within the last three years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs as an executive officer an immediate family member of the director;

Inter-Company Business Relationships

•	is an employee or an executive officer of another company for which the Company has accounted, within any of the last three fiscal years of such other company, for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

•	has an immediate family member that is an executive officer of another company for which the Company has accounted, within any of the last three fiscal years of such other company, for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

Material Relationship

•	otherwise has a material relationship with the Company, as determined in light of the standards set forth in paragraph 6, below; or

•	is an officer or material partner, shareholder or member of an organization that has a material relationship with the Company, as determined in light of the standards set forth in paragraph 6, below.

6.	Standards for Determining Whether a Relationship with the Company is Material

The Board shall affirmatively determine whether a particular relationship with the Company is material in light of all relevant facts and circumstances.

Director-Company Relationships

In making such a determination, a relationship between a director and the Company will not be considered material if:

•	excluding any compensation received by the director for service on the Board, any committee of the Board or the board of directors of any subsidiary of the Company, the director receives compensatory fees (for consulting services, professional services or otherwise) from the Company and its subsidiaries which constitute less than 1% of the total annual income of the director;

•	the director, together with his or her immediate family members, owns less than 10% of the outstanding common stock of the Company on a fully diluted basis;

•	the Company or any of its subsidiaries reimburses the director for costs incurred by the director on behalf of the Company or such subsidiary;

•	the Company or any of its subsidiaries provides a product or service to the director at its fair market value or the fair market value less any discounts generally available to all members of the Board and all employees of the Company and its subsidiaries;

•	the director serves on the board of directors or equivalent governing body of an organization that has a material relationship with the Company and the director, together with his or her immediate family members, owns less than 5% of the equity interests of such organization;

•	the director is a senior officer or similar senior official of a charitable organization, philanthropic organization or other non-profit organization which derives less than the greater of $1,000,000 or 2% of its annual consolidated gross revenues from the Company, its subsidiaries and their officers, taken as a whole;

•	the director, together with his or her immediate family members, owns 5% or less of the equity interests of an organization that has a material relationship with the Company; or

•	the director receives perquisites or benefits from the Company or its subsidiaries with an aggregate fair market value of less than or equal to $20,000 in any given fiscal year.

In making such a determination, a relationship between a director and the Company will be considered material if:

•	the director provides, or within the last three years has provided, investment banking, non-audit accounting, actuarial or legal services to the Company;

•	the director writes, or within the last three years has written, research reports regarding the Company or its securities for delivery to investors; provided, however, that the provision of any such services by a firm of which the director is not a partner or by a corporation or other entity in which the director owns 5% or less of the equity interests shall not be deemed material;

•	the director is an officer of an organization that has a material relationship with the Company; or

•	the director, together with his or her immediate family members, owns more than 5% of the equity interests of an organization that has a material relationship with the Company.

Organization-Company Relationships

In making such a determination, a relationship between an organization and the Company will not be considered material if such organization:

•	is engaged in a joint venture with the Company or any of its subsidiaries and (i) such organization derives less than 5% of its annual consolidated gross revenues and less than 10% of its annual consolidated net income (net of minority interest, if applicable) from such joint venture and (ii) the Company derives less than 5% of its annual consolidated gross revenues and less than 10% of its annual consolidated net income (net of minority interest, if applicable) from such joint venture;

•	owns less than 10% of the outstanding common stock of the Company on a fully diluted basis;

•	owns less than 20% of the equity interests of a Senior Subsidiary on a fully diluted basis; or

•	owns less than 30% of the equity interests of a Junior Subsidiary of the Company on a fully diluted basis.

In making such a determination, a relationship between an organization and the Company will be considered material if such organization:

•	has, or within the last three years has had, an investment banking relationship with the Company or any of its subsidiaries;

•	employs a person who writes research reports on the Company or its securities for delivery to investors;

•	has on deposit more than 10% of the total deposits (including escrow deposits) of the Company and its subsidiaries;

•	manages more than 10% of the total investment assets of the Company and its subsidiaries; or

•	receives more than 10% of the total expenditures of the Company and its subsidiaries on legal services.

7.	Standards for Determining Whether a Member of the Audit Committee is Independent

In addition to the standards described in paragraphs 5 and 6, above, no member of the Audit Committee shall be considered independent who:

•	is an affiliated person of the Company or of any subsidiary of the Company; or

•	accepts, directly or indirectly, any consulting, advisory or other compensatory fee, other than compensation for service on the Board, the board of directors of any subsidiary of the Company or their respective committees.

Compensation for purposes of this paragraph 7 does not include remuneration paid by the Company to a director or an organization as part of a supplier, customer or other business relationship between the Company and such director or organization, which relationship the Board has determined to be immaterial pursuant to paragraphs 5 and 6, above. Compensation for purposes of this paragraph 7 includes remuneration paid by the Company to a director’s firm for consulting, legal or financial advice, even if the director is not the actual service provider.

8.	Disclosure in Annual Proxy Statement

The standards in paragraphs 5, 6 and 7 above, together with the definitions in paragraph 9 below, will be published each year in the Company’s proxy statement pursuant to applicable law or regulation.

9.	Definitions

For purposes of the standards contained in paragraphs 5, 6 and 7 above, the following words and phrases have the following meanings:

•	“Company Affiliate” means an affiliate of the Company, as “affiliate” is defined by Rule 10b-18(a)(1) promulgated under the Securities Exchange Act of 1934 (i.e., any person that directly or indirectly controls, is controlled by, or is under common control with, the Company);

•	“former auditor” means an auditor which was engaged by the Company or any Company Affiliate for audit services within the last three years; provided that if the Company has acquired a Company

Affiliate and, immediately upon such acquisition, the acquired Company Affiliate ceased to engage its then current auditor, such auditor shall not be a “former auditor”;

•	“immediate family member” with respect to a director means a spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of such director or a resident in such director’s house (other than in an employment capacity);

•	“Junior Subsidiary” means a subsidiary of the Company which, together with its subsidiaries, accounts for 30% or less of the annual consolidated gross revenues of the Company;

•	“officer” has the meaning thereof in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934;

•	“Senior Subsidiary” means a subsidiary of the Company which, together with its subsidiaries, accounts for 50% or more of the annual consolidated gross revenues of the Company; and

•	“within the last three years” shall be deemed to be modified by any applicable transition period under Section 303A(2)(b) of the New York Stock Exchange rules.

FIRST AMERICAN

The First American Corporation

1 First American Way • Santa Ana, California 92707
714-800-3000 • 800-854-3643

ARTESIA FRWY
91
5
RIVERSIDE FRWY
57
605
FRWY
55
39
GARDEN GROVE FRWY
22
BRISTOL ST
MAIN ST
MESA
JAMBOREE RD
405
FIRST AMERICAN HOME OFFICE
MACARTHUR
BEACH BLVD
COSTA
JOHN WAYNE AIRPORT
1
SAN JOAQUIN HILLS TRANS CORR
133
CYN
LAGUNA
73
COAST HWY
COLUMBINE AVE
MAPLE
HALLADAY
S. MAIN ST
MACARTHUR PL
FIRST AMERICAN S
IMPERIAL PROM
FIRST AMERICAN WAY
MACARTHUR BLVD
1 First American Way

From San Diego: Take I-5 north, transition to I-405 north to 55 north. Exit MacArthur Blvd., turn left under freeway to Imperial Prom. Right to First American Way.

From Los Angeles: Take I-5 south, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur to Imperial Prom. Right to First American Way.

From Riverside: Take 91 west, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur to Imperial Prom. Right to First American Way.

Annual Meeting of Shareholders of

The First American Corporation

Thursday, May 13, 2004

2 p.m.

At the home office of

The First American Corporation

1 First American Way, Santa Ana, California 92707

Your Vote Is Important to the Company!

Using the telephone or Internet, you can vote any time, 24 hours a day.

You can vote in one of three ways:

1.	Call toll-free 1-877-482-6133 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2.	Vote online at our Internet address: www.proxyvoting.com/firstamer

3.	Mark, sign and date your proxy card and return it promptly in the enclosed postpaid envelope.

See detailed instructions on the reverse side of this form.

Ú  FOLD AND DETACH HERE  Ú

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1 FIRST AMERICAN WAY • SANTA ANA, CALIFORNIA 92707 • 714-800-3000

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of The First American Corporation hereby appoints D. P. Kennedy, Parker S. Kennedy and Kenneth D. DeGiorgio, and each of them, with power to each of substitution, to attend the annual meeting of the shareholders of said corporation to be held May 13, 2004, at 2 p.m. at the home office of The First American Corporation, 1 First American Way, Santa Ana, California, and any adjournments or postponements thereof; and to vote the shares of the undersigned at such meeting with respect to the election of directors, as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person, including the right in their discretion to cumulate and distribute the aggregate cumulative votes in respect of such shares as they choose among those nominees as to whom the undersigned has not withheld authority; and with discretionary authority to act on such other matters as may properly come before said meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSAL LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES SHALL BE VOTED FOR THE PROPOSAL.

(Continued and to be signed on other side)

Online Access Is Here!

Using the telephone or Internet, you can vote any time, 24 hours a day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To vote your proxy by telephone, follow these instructions:

1.	Call toll-free 1-877-482-6133 on a touch-tone telephone
2.	Have your proxy card in hand when you call; you will be prompted to enter your 7-digit Control Number that is located below
3.	Follow the simple instructions the Vote Voice provides you

Option A:    To vote as the Board of Directors recommends on ALL proposals: Press 1

Option B:    If you choose to vote on each item separately: Press 0

To vote your proxy online, follow these instructions:

1.	Read the enclosed proxy statement and proxy card
2.	Go to the Web site www.proxyvoting.com/firstamer
3.	Enter the 7-digit Control Number located on your proxy card below
4.	Follow the instructions posted at the Web site

To vote by mail, follow these instructions:

1.	Mark, sign and date your proxy card
2.	Return your proxy card in the postpaid envelope we’ve provided or return it to First American Trust, FSB Attn: Transfer Department, 421 N. Main Street, Santa Ana, CA 92701- 4617

If you vote by telephone or Internet,

please do not mail your proxy card.

Thank you for voting.

Control Number

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(Continued from other side)

The Board of Directors recommends a vote FOR item 1 listed below.

1.	Election of Directors FOR ❑ all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY ❑ for all nominees listed below

(01) Gary J. Beban, (02) J. David Chatham, (03) William G. Davis, (04) James L. Doti, (05) Lewis W. Douglas, Jr., (06) Paul B. Fay, Jr., (07) D. P. Kennedy, (08) Parker S. Kennedy, (09) Frank E. O’Bryan, (10) Roslyn B. Payne, (11) D. Van Skilling, (12) Herbert B. Tasker and (13) Virginia M. Ueberroth.

(INSTRUCTION: to withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) on the line below.)

Control Number

Dated	, 2004

Please sign exactly as name appears on stock certificate as shown hereon.

If shares are jointly held, this proxy should be signed by each such joint owner. Executors, administrators, guardians, trustees or others signing in a fiduciary capacity should state their full title as such. A proxy executed by a corporation should be signed in its name by its president or any vice president and attested to by its secretary or an assistant secretary; if otherwise executed, please furnish proof of authority.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.